LOAN AGREEMENT

THIS AGREEMENT made and entered into on this 24th day of September, 2008, by and between MITCHAM INDUSTRIES, INC., a Texas corporation, with principal offices at Huntsville, in Walker County, Texas (herein referred to as “Borrower”), and First Victoria National Bank, a national banking corporation, with its offices and domicile in Victoria, Victoria County, Texas, (herein referred to as “Lender”) to induce Lender to extend credit to Borrower in the amounts evidenced by the promissory note described in Paragraph II A of this agreement (herein referred to as the “Loan”) and evidencing the line of credit described herein.

In consideration of their mutual warranties, covenants and agreements contained herein and Lender’s extension of credit to Borrower in the amount aforesaid, Borrower and Lender hereby warrant, covenant and agree as follows:

I. WARRANTIES OF BORROWER:

A. That Borrower is a Texas corporation currently authorized to do business in the State of Texas, and that all franchise taxes, employment taxes, withholding taxes, income taxes, sales taxes, use taxes and all other taxes have been paid current to the date of this agreement.

B. That the execution by Borrower of this agreement and the other documents described herein has been duly authorized by its corporate board and that all of the agreements, indentures, or conveyances described herein to be made or undertaken by Borrower are within its corporate powers and not prohibited by law or its governing documents.

C. That this Loan Agreement and all promissory notes and security documents referenced herein are legal, valid and binding obligations of Borrower which are enforceable against Borrower in accordance with the respective terms thereof.

D. That all financial information submitted to Lender may be relied upon by Lender as fairly representing the financial condition of the companies or individuals to which the same relate, and that there has been no adverse change in the financial condition of Borrower subsequent to the presentment of the financial information now held by Lender.

E. That there is no litigation, arbitration or governmental or regulatory proceedings pending or threatened against Borrower which, if adversely determined, could have a material adverse effect on Borrower’s financial condition or affect the legality, validity or enforceability of this Loan Agreement or any promissory notes or security documents referenced herein and that Borrower has no material contingent liabilities or material forward commitments which are not disclosed in the financial information now held by Lender.

F. That there are no other liens or encumbrances against the property given as security for the payment of the hereinafter described loan, except for a Permitted Lien as defined herein.

“Permitted Lien” means (a) Liens created by or permitted under the Security Agreement, Lease and Rental Assignment, and such other documents and instruments under this Loan Agreement; (b) Liens existing on the date of this Agreement; (c) Liens for Taxes or other governmental charges not at the time due and payable, or (if foreclosure, distraint sale or other similar proceeding shall not have been initiated) which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Borrower and its subsidiaries maintain adequate reserves in accordance with accounting principles generally accepted in the United States of America (“GAAP”); (d) Liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which the Borrower and its subsidiaries maintain adequate reserves in accordance with GAAP; (e) Liens in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or Liens consisting of cash collateral securing the Borrower’s or any of its subsidiaries’ performance of surety bonds, bids, performance bonds and similar obligations and, in each case, for which the Borrower and its subsidiaries maintain adequate reserves in accordance with GAAP; (f) attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $1,000,000.00 in the aggregate for the Borrower and its subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any subsidiary; (h) Liens consisting of cash collateral securing the Borrower’s and its subsidiaries’ reimbursement obligations under letters of credit, provided that the aggregate amount of cash collateral securing such Indebtedness does not exceed the undrawn face amount of all such letters of credit outstanding at any one time; and (I) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by the Borrowers to provide collateral to the depository institution.

II. INDEBTEDNESS

A. Lender shall advance to Borrower, according to the terms thereof and subject to the limitations expressed therein and in this agreement, the principal sum of the following promissory note (the “Note”):

One certain promissory note of even date herewith executed by Borrower and payable to the order of Lender in the original principal sum of $25,000,000.00, bearing interest at the rate of the Wall Street Journal announced prime rate as such rate is determined daily by Lender according to the specific terms of said promissory note and interest being payable in monthly installments and the entire principal being due (together with any accrued and unpaid interest) on the date two (2) years after the date of the note and being partly in renewal and extension of the unpaid balance owing on that certain promissory note dated June 27, 2005 executed by Borrower and payable to the order of Lender in the original principal sum of $12,500,000.00 governed by a loan agreement of even date therewith.

B. Borrower agrees to execute and deliver to Lender such promissory note in the form prescribed by Lender and on terms described herein, evidencing the indebtedness created by such advances.

C. Borrower hereby acknowledges and agrees that Lender has and shall have the right, at any time, without the consent of or notice to Borrower, to grant participations in all or part of the obligations of Borrower evidenced by this note, together with any liens or collateral securing the payment hereof. In the event Lender elects to participate any Overline Portion (as hereinafter defined) of the obligations evidenced by this note and if Lender is unable to procure a participant or a participant fails or refuses to advance to Borrower any Overline Portion through no fault of Lender, it is agreed that Lender shall have no liability to Borrower to fund such Overline Portion, nor shall Lender have any obligation to procure funds from other sources or fund any amounts that would cause Lender to be in violation of any state or federal law with respect to Borrower being liable to Lender in an amount in excess of that permitted by such applicable law. The term “Overline Portion” shall mean the amount of loan proceeds in excess of the amount that Lender is permitted by applicable law or Lender’s loan policy limitations to loan to Borrower.

D. Notwithstanding any other provision in this agreement or the provisions of any promissory note or other loan document to the contrary, Lender shall not charge or collect and Lender does not intend to contract for interest in excess of that permitted by law for loans of this kind, and to prevent such occurrence, Lender will, at maturity, or an earlier final payment of any promissory note described above, determine the total amount of interest that can be lawfully charged or collected by applying the highest lawful rate of interest to the full periodic balances of principal for the period each is outstanding and unpaid and compare such amount with the total interest that has accrued under the terms of such note, and, if necessary to prevent usury, reduce the total amount of interest payable by Borrower to the lesser amount. If the amount of interest that has been collected exceeds the lawful amount, Lender shall either make direct refund of such excess to Borrower or credit it against other sums owed by Borrower to Lender, whichever Lender deems appropriate. If at any time the rate of interest provided for in any note shall exceed the highest lawful rate, the annual rate at which interest shall accrue on such note shall be limited to such highest lawful rate. The highest lawful rate shall thereafter be the rate at which interest is accrued on such note until the total amount of interest accrued equals the amount of interest that would have accrued if the interest rate provided in such note had at all times been in effect, after which the interest rate provided in such note, if it does not exceed the highest lawful rate, shall apply. As used herein, the term “highest lawful rate” means the highest rate of interest permitted to be charged or collected under the applicable state or federal law for this type of loan applied to the full periodic balances of principal advances for the period each is outstanding and unpaid.

III. SECURITY

A. As security for the Loan, Borrower shall execute and deliver to, procure for, deposit with, and pay to Lender the following:

1.	Security agreements, financing statements, registrations, and title documents in form and content acceptable to Lender, executed by Borrower and covering all assets of Borrower (other than stock of subsidiaries), including but not limited to its equipment, accounts, contracts, leases, inventory, instruments, receivables, chattel paper and general intangibles, now owned or hereafter acquired by Borrower, and any and all proceeds, increases, substitutions, replacements, additions, and accessions to such assets securing the promissory note delivered by Borrower pursuant to Paragraph II.A hereof, and all other and future indebtedness of Borrower to Lender and evidencing a first lien and prior security interest in such collateral, whether now owned or hereinafter acquired by Borrower.

2.	Lease and Rental Assignment to Lender, in form and content acceptable to Lender, of Borrower’s rights under any leases of equipment by Borrower hereunder which have not been paid in full.

3.	Such other documents and instruments as Lender may require for the perfection of liens and their registration under the laws of the State of Texas, of the United States of America, of Canada or any other foreign nation or province of a foreign nation.

4.	Hazard insurance policy or policies in form and content and issued by a company or companies with loss payable endorsements acceptable to Lender, insuring all collateral given as security against loss or damage and against vandalism and malicious mischief and insuring said collateral against the usual and customary risks and hazards as Lender may request, all of such policy or policies to be for a total amount acceptable to Lender.

5.	Such security agreements as are required by Lender to provide that all collateral for Borrower’s other and future indebtedness to Lender secures the indebtedness of Borrower arising from the Loan governed by this Agreement.

B. Borrower shall execute and deliver to Lender such other documents and instruments as Lender may require to evidence the status or authority of Borrower and to evidence, govern or secure the payment of the Loan or any portion thereof.

C. The Loan will be further secured by all of the liens and security interests heretofore granted or created by Borrower in favor of Lender to secure the indebtedness evidenced by the promissory note of Borrower to Lender dated June 27, 2005 in the amount of $12,500,000.00 as described in the loan agreement of the same date between Borrower and Lender, the balance of which note and the liens and security interests securing same are renewed, extended and continued for the security of hereby Note described in Paragraph II. A of this agreement.

IV. COVENANTS OF BORROWER

A. For so long as any portion of the Loan remains unpaid, Borrower covenants and agrees as follows:

POSITIVE COVENANTS

1.	That Borrower agrees to pay to Lender, upon demand, all expenses of every nature incurred by Lender in connection with the consummation of the transaction contemplated by this agreement, or the enforcement or preservation of Lender’s rights hereunder, including attorney’s fees and expenses of Lender’s counsel, hazard insurance premiums, filing and recording fees, court costs, and other fees and reasonable expenses incurred by Lender. Borrower agrees to pay to Lender a commitment fee of $50,000.00 as consideration for the Loan. This commitment fee will be due and payable to Lender in two (2) installments of $25,000.00 each, the first being due on the date of this Loan Agreement and the second being due on the first anniversary of the date of this Loan Agreement.

2.	That Borrower shall furnish or cause to be furnished at its expense to Lender statements or reports in form and content acceptable to Lender on the forty-fifth (45th) day after the end of each quarter for first three quarters of Borrower’s fiscal year which shall set forth a consolidated operating statement and balance sheet for Borrower herein named as Borrower; an ageing of notes, accounts receivable and accounts payable of Borrower for the preceding calendar quarter. Lender shall be allowed to make reasonable inspections of all assets securing said loan and shall further have the right to inspect the books of Borrower or other records relating to the affairs of Borrower.

3.	That Borrower shall furnish at its expense to Lender annually, within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of the Borrower, including a consolidated balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity.

4.	That while Borrower is indebted to Lender hereunder Borrower will:

a.	Perform all of its obligations to appropriate regulatory agencies;

b.	Punctually pay all indebtedness from time to time owing hereunder when due;

c.	Perform all of its obligations under the Security Instruments described herein;

d.	Promptly pay and discharge any and all indebtedness or obligations when due and owing in excess of $500,000.00, including all taxes of every kind and character, all assessments, and other claims which might give rise to a lien on the property given as security for this loan or impair Borrower’s obligation to conduct its business, except as it may in good faith contest or as to which a bona fide dispute may arise, provided provision is made to the satisfaction of Lender for eventual payment thereof in the event that it is found that such indebtedness or obligation or tax or claim is an obligation of Borrower, and when such dispute or contest is settled or determined, it will promptly pay the amount then due.

e.	Maintain and keep in force insurance of the types and in the amounts customarily carried by companies in similar lines of business, including adequate amounts of fire, windstorm, explosion, public liability, property damage, and workman’s compensation insurance; all insurance is to be carried by nationally reputable companies, and Borrower will deliver to Lender from time to time, at the request of Lender, a schedule setting forth all insurance in effect;

f.	Maintain a standard and modern accounting system in accordance with generally accepted practices for similarly situated companies, permit Lender to inspect its books of account and records at all reasonable times, furnish to Lender such information respecting the business affairs and financial condition of Borrower as Lender may reasonably request.

g.	Preserve all rights, privileges, franchises, licenses, and permits connected with its business and to the extent of its ability will conduct its business in an orderly, efficient manner without voluntary interruptions, and comply with all applicable laws and regulations of government agencies;

h.	Maintain, preserve and keep all properties and equipment in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto so that at all times the efficiency and value thereof shall be fully preserved and maintained, and maintain leases, licenses and permits, but nothing herein contained shall prevent Borrower from in good faith contesting or seeking legal construction of any dispute, terms or conditions of a contract, lease or other obligation; Lender may, at reasonable times, visit and inspect any of the properties of Borrower;

i.	Maintain Borrower’s financial condition in compliance with the following ratios and obtain the following minimum earnings, measured at the end of each quarter of the calendar year, as determined by Lender in accordance with GAAP:

A.	A debt to shareholder’s equity ratio of a maximum of 0.7 to 1.0. This ratio shall be calculated with the Borrower’s consolidated total debt being divided by the Borrower’s consolidated total shareholder equity for the resulting ratio.

B.	A current assets to current liabilities ratio of a minimum of 1.25 to 1.0. This ratio shall be calculated with the Borrower’s consolidated total current assets being divided by the Borrower’s consolidated total current liabilities for the resulting ratio.

C.	Quarterly earnings before interest, taxes, depreciation and amortization (EBITDA) of not less than $2,000,000.00 where EBITDA equals consolidated earnings excluding interest, taxes, depreciation and amortization for each fiscal quarter.

j.	To give notice in writing to Lender within 30 days of any proceedings by any public or private body, agency, or authority, pending or threatened, which may have a substantial adverse effect on Borrower, and of any litigation involving the possibility of judgments or liabilities in excess of an aggregate of $1,000,000.00 not covered by insurance.

k.	To give notice to Lender immediately if Borrower is in default on any financial or legal obligation in excess of $250,000.00 owing to any person, entity or governmental agency.

l.	Maintain Borrower’s primary deposit accounts with Lender or another depository institution that Lender has identified as having a participation interest in the Loan.

5.	That Borrower shall not incur or maintain any indebtedness or obligations or guarantee the debts or obligations of others in a total aggregate amount which exceeds $1,000,000.00 other than the indebtedness to Lender described herein without the prior written approval of Lender.

6.	That Borrower shall furnish or cause to be furnished at its expense to Lender, Borrowing Base Certificates in the form and content contained on the attached Exhibit “A,” which is incorporated herein by reference for all purposes, on the 20th day of each calendar month for the preceding calendar month. Borrower shall provide and complete the information and calculations required by the Borrowing Base Certificates, and the availability of advances to Borrower shall be subject to and governed by the restrictions set forth in said Borrowing Base Certificates.

7.	That Borrower shall furnish or cause to be furnished at its expense to Lender, an appraisal of the equipment lease pool at the end of each calendar year. Said appraisal shall be performed by an appraiser that is approved by Lender in its sole discretion.

NEGATIVE COVENANTS

8.	Borrower will not, except with the prior written consent of Lender:

a.	Permit any lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) to exist on property given as security for this loan or on the income or profits thereof, excepting a Permitted Lien.

b.	Assign any leases or the proceeds thereof to anyone except Lender;

9.	Borrower will take no action which would result in any change in the form of the corporate entity of Borrower or result in any reorganization, merger or consolidation of Borrower with any other entity during the term of this agreement without prior written consent of Lender.

10.	That Borrower may not assign or otherwise transfer this Agreement or any rights hereunder, and that this Agreement shall be binding upon Borrower an the representatives, heirs, executors, legal representatives and successors of Borrower.

11.	That, except after written notice to Lender and where such use and the activities relating thereto are in material compliance with all applicable laws and regulations, Borrower shall not hereafter permit any property which is (a) given as security for this Loan, (b) used by Borrower for any business or other activities financed by Lender or (c) the source of repayment of this Loan, to be used in any way for the generation, transportation, treatment, disbursal, storage, discharge or disposal of any pollutants, hazardous or toxic substances, or hazardous wastes as defined or regulated by any of the following federal statutes: (a) The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Re-Authorization Act of 1986 (“SARA”), (b) the Resource Conservation and Recovery Act (“RCRA”), (c) the Toxic Substance Control Act (“TSCA”), (d) any amendments to or regulations promulgated by any agency under any of the above statutes, and (e) any other state or federal statute or regulation for the control of hazardous or toxic substances.

V. COVENANTS OF LENDER

A. Subject to the terms of this agreement and of the note and security instruments described herein, Lender covenants and agrees as follows:

1.	Advances of principal of the loan will be requested by Borrower via facsimile accompanied by a current borrowing base certificate and confirmed by a telephone call to Lender. Lender will make advance on the same day as the request is made if the request is confirmed by 12:00 noon on that day. Lender will make advance by 12:00 noon the following day if the request is confirmed after 12:00 noon. Lender shall be bound to make the advances herein on the following conditions up to the amount specified as the original principal sum of the note and subject to the limitations described herein and the borrowing base limitations described below and to the following:

a.	Compliance by Borrower with all terms and conditions of this Loan Agreement, with respect to said Loan and the absence of any default by Borrower hereunder.

b.	Payment of all fees and expenses contemplated by this Agreement.

c.	Execution of all notes, security agreements and other documents required by Lender.

2.	The aggregate amount of all advances of principal of the loan outstanding and unpaid at any time will never exceed the borrowing base of Borrower calculated as follows:

a.	70% of Borrower’s trade accounts receivable arising from services performed by Borrower or Mitcham Canada, Ltd. for third parties in the United States of America or Canada or leases of equipment by Borrower or Mitcham Canada, Ltd. to third parties in the United States of America or Canada and which have been first invoiced to the third party less than 90 days before the date of Borrower’s Borrowing Base Certificate as determined by Lender; plus

b.	50% of the appraised fair market value of equipment of Borrower that is collateral for the loan, as determined by the most recent appraisal of the equipment lease pool; plus

c.	80% of the value of new equipment purchased by Borrower that is collateral for the loan, as determined by invoice reflecting the actual cost thereof to Borrower.

Without regard to the geographical limitations on the location of third parties whose accounts with Borrower may be included in the borrowing base described in (a) above, Borrower may include specific accounts arising from services or leases to third parties outside the United States and Canada with the written approval of Lender.

B.	At Borrower’s option, Lender will reserve for the purposes of funding amounts drawn on letters of credit issued by Lender at Borrower’s request up to $5,000,000.00 of the amount of the Loan which would otherwise be available for advances hereunder. Amounts drawn on any such letters of credit will be advanced by Lender from the principal of the Loan upon draws made in accordance with the terms of the letter. The amounts either drawn or available to be drawn on any such letter of credit will reduce the amount of the principal of the Loan available to be advanced to Borrower and the aggregate amount of all advances on the loan, together with all amounts which may be drawn under any letters of credit will not exceed the original principal amount of the Note described in Paragraph II. A of this Agreement ($25,000,000.00). Borrower will pay a fee of 1.0% of the face amount of each domestic letter of credit and 1.5% of the face amount of each foreign letter of credit for each year in which it will be in effect. Lender will have no obligation to issue any letter of credit that is not acceptable to Lender as to form, term, and conditions.

C.	Lender will, at Borrower’s request, renew, extend and rearrange any portion of the unpaid balance of the Loan as a separate, amortizing loan evidenced by a promissory note requiring monthly installments of principal and interest in amounts sufficient to repay the balance over a period of 48 months at an interest rate equal to the prime rate published in the Wall Street Journal at the time of such renewal and rearrangement, adjusted annually thereafter, in the form attached hereto as Exhibit “B.” Any portion of the unpaid balance of the Loan which is so renewed and rearranged will be deducted from the amount of the Loan that is available to be advanced to Borrower hereunder, so that the total of all advances of principal of the Loan, the amounts drawn or which may be drawn under any letters of credit issued pursuant to Paragraph V. B, above, and the portion of the unpaid principal renewed and rearranged as a separate, amortizing loan will never exceed the original principal amount of the Note described in Paragraph II. A of this Agreement ($25,000,000.00).

VI. DEFAULT AND REMEDIES

A.	The occurrence of any one of the following events of default shall, at the option of Lender and without notice or demand, except as described hereunder, make all or such parts of the sums owing from Borrower to Lender hereunder, as Lender in its discretion shall determine, immediately due and payable:

1.	Failure of Borrower to pay within 10 days after demand any sum past due hereunder or under the Note, Security Agreement, and Lease and Rental Assignment of even date;

2.	Failure of Borrower to pay upon demand any debt hereunder or under the Note, Security Agreement, and Lease and Rental Assignment of even date, the maturity of which has been accelerated;

3.	The Borrower’s failure to punctually perform any of the obligations, covenants, terms, or provisions contained or referred to in this Loan Agreement or in any note secured by this Loan Agreement or in the Security Agreement, Lease and Rental Assignment or any other instrument relating to the indebtedness to the Lender which remains unperformed after thirty (30) days of non-compliance thereof.

4.	Any warranty, representation, or statement contained in this Loan Agreement or any other writing between the parties made or furnished to the Lender by or on behalf of the Borrower in connection with this Loan Agreement or any other agreement, or to induce the Lender to make a loan to the Borrower that proves to have been false in any material respect when made or furnished.

5.	Except to the extent covered by insurance, any loss, theft, substantial damage, destruction, sale (other than in the normal course of business), encumbrance or seizure of or to any of the Collateral (as defined in the Security Agreement of even date) of a total value of more than $250,000.00.

6.	The Borrower’s dissolution or merger.

7.	The Borrower’s business failure, insolvency, assignment for the benefit of creditors, or the appointment of a receiver, or institution of either voluntary or involuntary bankruptcy proceedings concerning the Borrower.

8.	Any statement of the financial condition of the Borrower submitted to the Lender that proves to be false or materially inaccurate.

9.	Receipt by the Lender of notice at any time from any third party that the third party is acquiring or attempting to acquire a security interest of any kind in the Collateral that is the subject of the Security Agreement of the even date.

10.	Failure of the Borrower to maintain its existence as a Texas corporation.

11.	The Borrower’s removing or replacing of any of the component parts of Collateral (as defined by the Security Agreement of even date) so as materially to lessen its market value.

12.	Lapse or cancellation of any insurance required by the Security Agreement of even date, and the Borrower’s failure to furnish satisfactory proof to the Lender that satisfactory substitute policies have been obtained within thirty (30) days of the termination of coverage.

13.	The levy of any attachment, execution, or other like process against any of Lender’s collateral;

14.	The voluntary suspension of business by Borrower;

15.	Any default by Borrower in the payment or performance of any other obligation of Borrower to Lender, including but not limited to any event of default under any other loan agreement between Borrower and Lender or any failure of Borrower to timely pay any sum when due on any indebtedness owing by Borrower to Lender, regardless of how arising, or any breach by Borrower of any covenant in any security agreement relating to any indebtedness of Borrower to Lender;

16.	The failure or inability of Borrower for any reason, within a period of 90 days after notice from Lender thereof, to correct, cure or eliminate any conditions, circumstances, or events (whether or not caused by any action or inaction of Borrower), which Lender determines, in good faith, to affect Borrower or its operations or Borrower’s business or financial prospects in a manner which impairs security of Lender or Borrower’s ability to perform its obligations.

B. That no waiver of any default on the part of Borrower shall be considered waiver of any other or subsequent default and no forbearance, delay, or omission in exercising or enforcing the rights and powers of Lender shall be construed as a waiver of such rights and powers, and likewise no exercise or partial exercise of any rights or powers hereunder by Lender shall be held to preclude further exercise of such rights and powers, and every such right and power may be exercised from time to time.

C. The rights, powers and remedies given to Lender hereunder shall be in addition to all rights, powers and remedies given to Lender by law against Borrower and any other person. D. No action shall be commenced by Borrower for any claim against Lender under the terms of this Loan Agreement or arising from the subject loan relationship unless a notice in writing specifically setting forth the claim of Borrower shall have been given to Lender within six (6) months after the occurrence of the event which Borrower alleges gave rise to such claim. Failure to give such notice shall constitute a waiver of any such claim.

VII. GENERAL PROVISIONS

A. Any notice or demand required or permitted to be given to Borrower or Lender hereunder shall be given in writing by United States mail, certified mail, return receipt requested, enclosed in a proper wrapper, postage prepaid, or by delivery into the hands of a nationally recognized overnight courier service in proper container, fees prepaid, in either case addressed for delivery to the party entitled to receive such notice at the appropriate address for that party, as follows:

U.S. Mail Delivery:

To Borrower:	Mitcham Industries, Inc.
P.O. Box 1175
Huntsville, Texas 77342-1175
Attn: Billy F. Mitcham, Jr.
To Lender:	First Victoria National Bank
P.O. Box 1338
Victoria, Texas 77902-1338
Attn: David Yeates
Overnight Courier Delivery:
To Borrower:	Mitcham Industries, Inc.
8141 Highway 75 South
Huntsville, Texas 77340
To Lender:	First Victoria National Bank

101 S. Main Street

Victoria, Texas 77901

Attn: David Yeates

All notices will be deemed to have been given upon deposit in the United States Mail or delivery into the hands of the overnight courier service.

B. This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Victoria County, Texas. Notwithstanding the provisions of this paragraph, Chapter 346 of the Texas Finance Code, shall not apply to the loan governed by this agreement or any part thereof.

C. In any case, if any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

D. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

E. This agreement shall apply to and govern the herein described extensions of credit and all renewals, extensions and rearrangements of such indebtedness of Borrower to Lender.

EXECUTED on the date first hereinabove mentioned in Victoria, Victoria County, Texas.

MITCHAM INDUSTRIES, INC.

By _/s / Billy F. Mitcham Jr.

BILLY F. MITCHAM, JR.

Its: President

BORROWER

FIRST VICTORIA NATIONAL BANK

By _/s/_R. David Yeates

R. DAVID YEATES Its: Vice President

LENDER